Exhibit 99.1

Great Elm Capital Group, Inc. Announces Financing In The Form Of A Preferred Equity Investment From Affiliate of JPMorgan Chase & Co.

Concurrent with Expected Closing, Company to Host Conference Call to Discuss
at 8:30 AM on December 29, 2020

WALTHAM, Mass., Dec. 21, 2020 (GLOBE NEWSWIRE) -- Great Elm Capital Group, Inc. (NASDAQ: GEC, “Great Elm”) announced today a financing transaction with J.P. Morgan Broker-Dealer Holdings Inc. (“JPM”).

Highlights of the Transaction

•	JPM will provide $37.7 million of financing
•	Proceeds Will be Used to Refinance Great Elm’s Durable Medical Equipment (“DME”) Business, and to provide DME with Growth Capital
•	Increases Cash at Holding Company by $5.0 million
•	Changes Name to Great Elm Group, Inc. and completes internal reorganization as part of the transaction
•	New Ticker Symbol will be “GEG”
•	Transaction expected to be completed by December 29, 2020

Management Commentary

Peter Reed, Great Elm’s Chief Executive Officer, stated, “This financing transaction with JPM enables the firm to accelerate the growth of our existing businesses and at the same time, provides incremental capital to acquire additional businesses.   The transaction will immediately lower the cost of capital for our DME business and provide growth capital to take advantage of organic growth and acquisition opportunities.  Longer-term, our goal is to strengthen the relationship with JPM and seek additional means of enhancing shareholder value.”

Mr. Reed continued, “As part of this transaction, we are creating a new parent company and executing a ticker change which will distinguish Great Elm Group from our affiliated publicly-traded BDC.  Our rebranding underscores the importance and opportunity associated with the recapitalization.”

Details of the Transaction

As a part of this transaction, Great Elm will create a new parent company, Great Elm Group (NASDAQ: GEG), and formally change its name and ticker symbol.

Existing GEC stockholders will have their shares of GEC exchanged in a 1:1 ratio for shares of GEG. GEC shares are expected to cease trading on the NASDAQ as of the close of the stock market on December 28, 2020. Shares of GEG are expected to begin trading prior to the opening of the stock market on December 29, 2020. As a result of this transaction, GEG will own 100% of the capital stock of GEC, which will be renamed Forest Investments, Inc (“Forest”).

Upon completion of this transaction, Forest will issue to JPM $35.0 million of 9.0% preferred stock with a maturity date of December 29, 2027. Forest will use the proceeds to refinance DME’s existing term loan debt of approximately $24.8 million as well as put cash on DME’s balance sheet to fund future growth and pay transaction related fees and expenses. DME will distribute approximately $2.3 million to GEG.

Forest will then distribute to GEG its common ownership of the DME business, its ownership of the Investment Management business, its GECC shares and its cash. Forest will retain ownership of the Real Estate business and a preferred interest in the DME business.

JPM will purchase 20% of the common equity of Forest from GEG for $2.7 million. Ultimately, Forest will be owned 80% by GEG and 20% by JPM.

Company to Host Conference Call & Webcast

Great Elm will host a conference call and webcast on Tuesday, December 29, 2020 at 8:30 a.m., Eastern Time, to discuss the transaction in greater detail.

All interested parties are invited to participate in the conference call by dialing +1 (844) 820-8297; international callers should dial +1 (661) 378-9758. Participants should enter the Conference ID 1064808 when asked.

For a copy of the slide presentation that will be referenced during the course of our conference call, please visit: https://www.greatelmcap.com/events-and-presentations/default.aspx or email investorrelations@greatelmcap.com.

Additionally, the conference call will be webcast simultaneously at: https://edge.media-server.com/mmc/p/vrui7g6i.

About Great Elm Capital Group, Inc.
Great Elm Capital Group, Inc. (NASDAQ: GEC) is a publicly-traded holding company that is building a business across three operating verticals: investment management, real estate and operating companies. Great Elm Capital Group, Inc.’s website can be found at www.greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements in this press release that are “forward-looking” statements, including statements regarding estimated cost synergies, involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.

Media & Investor Contact:
Great Elm Capital Group
+1 617 375-3006
investorrelations@greatelmcap.com
Source: Great Elm Capital Group, Inc.